GAIN Capital Announces Monthly Metrics for December 2015

Bedminster, New Jersey (January 11, 2016) - GAIN Capital Holdings, Inc. (NYSE: GCAP, “GAIN” or “the Company”) today reported certain operating metrics for the month of December 2015.

Retail Metrics

•	OTC average daily volume[1] of $12.6 billion, an increase of 15.2% from November 2015 and 17.3% from December 2014. [2]

•	OTC trading volume[1] of $276.9 billion, an increase of 20.7% from November 2015 and an increase of 17.3% from December 2014.[3]

•	Active OTC accounts[4] of 146,977, a decrease of 1.3% from November 2015 and an increase of 54.9% from December 2014.[5]

•	Futures average daily contracts of 33,181, an increase of 17.0% from November 2015 and an increase of 7.0% from December 2014.

•	Futures contracts of 729,988, an increase of 28.7% from November 2015 and an increase of 12.1% from December 2014.

Institutional Metrics

•	GTX average daily volume[1] of $16.2 billion, a decrease of 2.6% from November 2015 and a decrease of 6.3% from December 2014.

•	GTX volume[1] of $355.4 billion, an increase of 2.1% from November 2015 and a decrease of 6.3% from December 2014.

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1 U.S. dollar equivalent of notional amounts traded.
2 OTC average daily volume decreased 14.6% from December 2014 on a pro forma basis (simple pro forma addition of GAIN and City Index).
3 OTC trading volume decreased 14.6% from December 2014 on a pro forma basis (simple pro forma addition of GAIN and City Index).
4 OTC accounts that executed a transaction during the last 12 months.
5 Active OTC accounts increased 3.6% from December 2014 on a pro forma basis (simple pro forma addition of GAIN and City Index).

Management Commentary

“As a result of increased volatility in key currency pairs and commodities markets in the latter half of Q4 2015, GAIN’s retail revenue per million tracked to our pro forma trailing twelve month level of $98, with retail volume generated from the indirect business representing 50% of total OTC trading volume in the quarter,” remarked Glenn Stevens, Chief Executive Officer.

Historical metrics and financial information can be found on the Company’s investor relations website at http://ir.gaincapital.com.

This operating data is preliminary and subject to revision and should not be taken as an indication of GAIN’s financial performance. GAIN undertakes no obligation to publicly update or review previously reported operating data.

About GAIN Capital

GAIN Capital Holdings, Inc. (NYSE: GCAP) provides innovative trading technology and execution services to retail and institutional investors worldwide, with multiple access points to OTC markets and global exchanges across a wide range of asset classes, including foreign exchange, commodities, and global equities.  GAIN Capital is headquartered in Bedminster, New Jersey, with a global presence across North America, Europe and the Asia Pacific regions.  For further company information, visit www.gaincapital.com.

Gain Capital Investor Relations
+1 908.731.0737
ir@gaincapital.com

Media Contact
Chris Mittendorf, Edelman for GAIN Capital
+1 212.704.8134
pr@gaincapital.com